Soeder
ASSOCIATES, LLC
Attorneys at Law

August 28, 2018

Fuel Tech, Inc.
27601 Bella Vista Parkway
Warrenville, Illinois 60555

Re: Fuel Tech, Inc. -- Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as special counsel to Fuel Tech, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”) of the Company, covering an additional 1,200,000 (the “Shares”) of the Common Stock, $0.01 par value per share, of the Company, issuable pursuant to the Fuel Tech, Inc. 2014 Long-Term Incentive Plan (as amended, the “Plan”).
In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement and the Plan; (ii) the Certificate of Incorporation, the By-Laws and resolutions of the Company and its stockholders approving the Plan and amendments to the Plan; and (iii) such other records, documents, certificates and other instruments as we have deemed relevant and necessary as a basis for the opinion expressed herein. We have assumed the legal capacity of natural persons, genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as telecopies, electronic copies or conformed or certified copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, we have relied without independent inquiry or investigation, upon statements and representations of officers and other representatives of the Company.
Based upon the foregoing, and in reliance thereon, and subject to the qualifications, assumptions and exceptions heretofore and hereinafter set forth and subject to compliance with applicable state securities laws, we are of the opinion that, upon the issuance of the Shares against receipt of the consideration therefor in accordance with the Plan (and in accordance with the terms of any written options, option agreements or other agreements issued or entered into pursuant to the Plan) and as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.
We do not express, or purport to express, any opinion with respect to the laws of any jurisdiction other than the laws of the State of Connecticut, the General Corporation Law of the State of Delaware and the federal securities laws of the United States of America.
We hereby consent to the filing of this letter as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission. This opinion is given as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter occur or come to our attention or any changes in law which may hereafter occur.

280 Trumbull Street    21st Floor    Hartford    Connecticut    061-3
Tel 860-246-1600    fax 860-246-1700    web soeder-associates.com

This opinion letter is given to you solely for use in connection with the issuance of the Shares in accordance with the Registration Statement and is not to be relied on for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.
Very truly yours,
Soeder & Associates LLC

By:	/s/ Ernest M. Lorimer Ernest M. Lorimer Partner

280 Trumbull Street    21st Floor    Hartford    Connecticut    061-3
Tel 860-246-1600    fax 860-246-1700    web soeder-associates.com